ARTICLES OF INCORPORATION

                               OF

                   NV EXPERT MANAGEMENT, INC.
                      a Nevada corporation

     The  undersigned  incorporator, desiring to  form  a  Nevada
corporation  pursuant  to  Chapter  78  of  the  Nevada   Revised
Statutes, adopts the following Articles of Incorporation for the Corporation.

                           ARTICLE I
                              NAME

     The name of the Corporation is NV Expert Management, Inc., a
Nevada corporation.

                           ARTICLE II
           PRINCIPAL PLACE OF BUSINESS/RESIDENT AGENT

     The principal place of business of the Corporation shall be 3601 W. Sahara Ave., Suite 201, Las Vegas, NV 89102. The name and address of the Corporation's initial resident agent is Ira S. Levine, 2700 W. Sahara Avenue, 5th Floor, Las Vegas, Nevada 89102.

                           ARTICLE III
                       PURPOSE AND POWERS

     The Corporation is organized to hold, operate and manage the Corporation's property and to engage in such other purposes as are allowed under Nevada law.

                           ARTICLE IV
                       AUTHORIZED CAPITAL

     The Corporation shall have the authority to issue a total of 25,000 shares of capital stock with no par value.

                           ARTICLE V
                  INITIAL BOARD OF DIRECTORS

     The members of the governing board of the Corporation shall be styled directors. The initial board of directors shall consist of three (3) directors, and the names and addresses of the persons who shall serve as the directors until the first annual meeting of shareholders, or until their successor(s) are elected and qualified, are:

     Name                               Address

Dale Gary McDonald                 3601  W. Sahara Ave., #201
                                   Las Vegas, NV 89102

Gregory Norman McDonald            3601 W. Sahara Ave., #201
                                   Las Vegas, NV 89102

Joan Golden                        3601 W. Sahara Ave., #201
                                   Las Vegas, NV 89102

     The number of directors may be increased or decreased from time to time in the manner provided in the Bylaws of the Corporation.

                           ARTICLE VI
                          INCORPORATOR

     The  name  and  address  of the incorporator  is  Dale  Gary
McDonald, 3601 W. Sahara Ave., #201, Las Vegas, Nevada 89102.

     All powers, duties, and responsibilities of the incorporator shall cease upon the filing of these Articles of Incorporation by the Secretary of State of Nevada.

                          ARTICLE VII
                        INDEMNIFICATION

     The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                          ARTICLE VIII
          LIMITATION OF OFFICER AND DIRECTOR LIABILITY

personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer or director; provided, however, that this Article VII shall not eliminate or limit the liability of an officer or director to the extent provided by applicable law for: (A) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; or (B) authorizing the unlawful payment of any dividend or other distribution in violation of Section 78.300 of the Nevada Revised Statutes. The limitation of liability provided herein shall continue after an officer or director has ceased to occupy such position as to acts or omissions occurring during such officer's or director's term or terms of office, and no amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such officer or director.

     All powers, duties, and responsibilities of the incorporator shall cease upon the filing of these Articles of Incorporation by the Secretary of State of Nevada.

     IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of March, 1999.


                                   INCORPORATOR

                                 By:/s/ Dale Gary McDonald
                                        Dale Gary McDonald

STATE OF NEVADA  )
                 ) ss.
COUNTY OF CLARK  )

     On this 24th day of March, 1999 personally appeared before me, a notary public in and for said county and state, Dale Gary McDonald, known (or proved) to me to be the person described in and who executed the foregoing instrument and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.



                                   ______________________________
                                   NOTARY PUBLIC


                  CERTIFICATE OF ACCEPTANCE
                OF APPOINTMENT BY RESIDENT AGENT

     In the matter of NV Expert Management, Inc., a Nevada corporation, I, Ira S. Levine, with address at 2700 W. Sahara Avenue, 5th Floor, Las Vegas, Nevada 89102 hereby accept the appointment as Resident Agent of the above-entitled corporation in accordance with NRS ' 78.090.

     IN WITNESS WHEREOF, I hereunto set my hand this 24th day of March, 1999.

                                   RESIDENT AGENT

                                By:/s/Ira S. Levine
                                      Ira S. Levine, Esq.